Exhibit 4.3



                            FORM OF LOCK-UP AGREEMENT

                                                                  April 22, 2005

Geron Corporation
230 Constitution Drive
Menlo Park, California 94025
Attention:  Chief Financial Officer

Ladies and Gentlemen:

         Geron Corporation, a Delaware corporation, (the "Company"), and certain investors including the undersigned, have entered into a Common Stock Purchase Agreement dated as of the date hereof (the "Purchase Agreement"), providing for the purchase of __________ shares (the "Shares") of the Company's Common Stock, par value $0.001 ("Company Common Stock") and a warrant (the "Warrant") to purchase __________ shares of Company Common Stock (the "Warrant Shares") by the undersigned. The Shares, the Warrant and the Warrant Shares are collectively referred to herein as the "Securities."

         Pursuant to the Purchase Agreement, the undersigned hereby agrees that, without the prior written consent of the Company, it will not, during the period commencing on the date hereof and ending on April 22, 2007, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement. The foregoing sentence shall not apply to transactions relating to shares of Company Common Stock or other securities in each case acquired in open market transactions.

         The undersigned confirms that the agreements of the undersigned are irrevocable and shall be binding on the undersigned's legal representatives, successors and assigns. The undersigned agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of securities of the Company held by the undersigned except in compliance with the terms and conditions of this Lock-up Agreement. This Lock-up Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

                                    Very truly yours,

                                    --------------------



                                    By:
                                         ---------------------------------------
                                         Name:
                                         Title: